Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY REPORTS SECOND QUARTER 2003 RESULTS

SALT LAKE CITY, UTAH, August 13, 2003—MK Gold Company [OTCBB:MKAU] (“Company”) today reported results of operations for the second quarter ended June 30, 2003.

Project development efforts at the Las Cruces copper project in Spain continue. In August, the Company announced the award of a mining concession by the Ministry of Employment and Development of the government of Andalusia, Spain. The mining concession gives the Company the right to mine the Las Cruces deposit, subject to certain government requirements.

The Company reported net income of $1,649,000 for the second quarter of 2003 ($0.04 per share) due primarily to a $1,945,000 non-cash gain on the exchange of a limited partnership interest. This gain was partially offset by a $407,000 loss from operations on revenues of $405,000. For the same period in 2002, the Company reported net income of $236,000 ($0.01 per share) due primarily to a $298,000 recovery by the Company as an unsecured creditor in a bankruptcy and income from operations of $65,000 on revenues of $1,131,000.

The non-cash gain recorded by the Company during the second quarter of 2003 related to the exchange of all of its interest in Peru Exploration Venture LLLP for a total of 4,821,905 shares in Bear Creek Mining Corporation, a publicly traded Canadian mineral exploration company (TSX Venture Exchange: BCM). Pursuant to the terms of the exchange, the Company is restricted from publicly selling all but 2% of the shares of Bear Creek for a period of six months following the exchange. After that time, the restrictions are gradually released over a period of three years following the exchange.

The Company’s attributable share of gold production was 926 ounces for the three months ended June 30, 2003 compared to 4,896 ounces for the three months ended June 30, 2002. Gold production for the second quarter of 2003 resulted from continued heap leaching during closure and reclamation activities at the Castle Mountain mine. Gross profit decreased in the second quarter of 2003 as compared to the same period in 2002, primarily due to declining gold production at Castle Mountain, partially offset by higher realized gold prices.

Exploration and project investigation costs were $141,000 for the three months ended June 30, 2003, compared to $150,000 for the same period in 2002. The Company continues to actively search for exploration and acquisition opportunities.

General and administrative expenses were $469,000 for the three months ended June 30, 2003, compared to $453,000 for the same period in 2002.

At June 30, 2003, the Company had available resources of cash and cash equivalents of $1,143,000, equity securities of $1,700,000 (of which $600,000 can be publicly traded) and gold bullion of $131,000. The outstanding loan balance under the Company’s $40,000,000 credit facility with Leucadia National Corporation was $35,100,000.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

(Selected Financial Data Follows)

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended June 30
	2003	2002
INCOME STATEMENT

Total Revenue	$405	$1,131

Total Operating Expenses	202	463

Gross Profit	203	668

Exploration Related Expenses	(141)	(150)
General and Administrative Expenses	(469)	(453)
Gain on Sale of Assets	43	11
Equity in Loss of Unconsolidated Affiliate	—	(152)
Bankruptcy Recovery, net	64	298
Gain on Exchange of Partnership Interest, net	1,945	—
Interest Expense	(6)	(5)
Investment Income	12	22

Income before Income Taxes	1,651	239

Income Tax Expense	(2)	(3)

Net Income	$1,649	$236

Basic and Diluted Income per Common Share	$0.04	$0.01

	Six Months Ended June 30
	2003	2002
INCOME STATEMENT

Total Revenue	$830	$2,602

Total Operating Expenses	430	1,605

Gross Profit	400	997

Exploration Related Expenses	(261)	(243)
General and Administrative Expenses	(910)	(822)
Gain on Sale of Assets	45	575
Equity in Loss of Unconsolidated Affiliate	—	(280)
Bankruptcy Recovery, net	98	298
Gain on Exchange of Partnership Interest, net	1,945	—
Interest Expense	(13)	(11)
Investment Income	28	42

Income before Income Taxes	1,332	556
Income Tax Expense	(25)	(3)

Net Income	$1,307	$553

Basic and Diluted Income per Common Share	$0.03	$0.01

Cautionary Statement for Forward Looking Information

This press release and statements by the Company in reports to its shareholders and public filings, as well as oral public statements by Company representatives, may contain certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.

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